Exhibit 10.5
ARCH COAL, INC.
FORM OF RESTRICTED STOCK UNIT GRANT
(Not Transferable)
CONTRACT
     This Contract, by and between Arch Coal, Inc., a Delaware corporation (the “Company”), and                      (the “Participant”), is made and entered into as a separate inducement in connection with the Participant’s employment and not in lieu of any salary or other compensation for the Participant’s services, pursuant to which the company has awarded                      Restricted Stock Units (“Units”) to the Participant, subject to the provisions of the Arch Coal, Inc. 1997 Stock Incentive Plan (the “Plan”), a copy of which has been provided to the Participant, and to the terms and conditions set forth below, which constitute the entire understanding between the Company and the Participant with respect to this contract.
     This Contract is executed as of                      (the “Restricted Stock Unit Grant Date”).

Arch Coal, Inc.

By:
Sheila B. Feldman
Vice President of Human Resources

By:
Name
“Participant”

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT CONTRACT
1.	Definitions. Capitalized terms, not otherwise defined herein shall have the same meanings set forth in the Plan, as may be amended from time to time.

2.	Vesting Dates. The Units will vest in equal ratable amounts on the first, second and third anniversaries of the Restricted Stock Unit grant date (each, a “Vesting Date”).

3.	Issuance of Shares of Stock. Subject to the provisions of this Contract, and unless deferred by the Participant, the Company shall issue to the Participant as soon as practicable following each Vesting Date, a number of whole shares of Stock equal to the number of Units vesting on such date. Such shares of stock shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 9, or any applicable law, rule or regulation.

4.	Non-transferable. The Participant agrees that the Units may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of.

5.	Change of Control. The units will vest automatically and without any further action on the part of the Company or the Participant immediately following any Change of Control.

6.	Sale of Subsidiary. The units will vest automatically and without any further action on the part of the Company or the Participant if the Participant is employed by a Subsidiary of the Company immediately following the sale or disposition of such Subsidiary by the Company; provided, however, that the Participant was not offered another position with the Company, which includes substantially equivalent salary, benefits, duties and responsibilities as the Participant’s last position.

7.	Tax Withholding. At the time the Award is granted, or at any time thereafter as requested by the Company, the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy the Federal, state, local and foreign tax withholding obligations of the Company, if any, which arise in connection with the Award or the issuance of shares of Stock in settlement thereof. The Company shall have no obligation to deliver shares of Stock until the tax withholding obligations of the Company have been satisfied by the Participant.

8.	Certificate Registration. The certificate for the shares as to which the Award is settled shall be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant.

9.	Restrictions on Grant of the Award and Issuance of Shares. The grant of the Award and issuance of shares of Stock upon settlement of the Award shall be subject to compliance with all applicable requirements of Federal, state or foreign law with respect to such securities. No shares of Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable Federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

10.	Fractional Shares. The Company shall not be required to issue fractional shares upon the settlement of the Award.

11.	Termination of Employment. The Participant agrees that, upon his or her termination from the Company and its Subsidiaries for any reason (including Retirement, death or Disability) prior to the dates on which the units vest, the Participant shall forfeit any and all rights he may have under this Restricted Stock Unit Contract or the Plan for any unvested Units on the effective date of termination.

12.	Stockholder Rights. Unless and until such time as the Participant forfeits his rights he may have under this Restricted Stock Unit Contract in accordance with paragraph 11, the Participant shall be entitled to receive payment, in cash, of an amount equal to the dividends declared and paid from time to time on a share of Stock for each Unit then held by the Participant. Except as provided in the preceding sentence, the Participant shall have no other rights of a common stockholder of the Company, including the right to vote such stock at any meeting of the common stockholders of the Company as a result of his ownership of the units.

13.	Adjustments. The units awarded to the Participant pursuant to this Contract shall automatically and without any further action on the part of the Company or the Participant be adjusted if and to the extent that the Stock underlying the units becomes subject to a stock dividend, stock split, recapitalization, merger, consolidation, reorganization or other event.

14.	Personnel & Compensation Committee Actions. The Personnel & Compensation Committee (the “Committee”) of the Company’s Board of Directors may, in its discretion, remove, modify or accelerate the vesting schedule with respect to the Units under such circumstances as the Committee, in its discretion, shall determine, subject however to the terms of the Plan.

15.	Effect of Award on Employment. Nothing in this Contract shall be construed as an agreement for the continued employment of the Participant and Company shall have the right to terminate the employment of the Participant at any time for any reason, with or without cause.

16.	Further Assurances. Each of the parties hereto agrees to execute and deliver all consents and other instruments and take all other actions deemed necessary or desirable by counsel for the Company to carry out each provision of this Contract and the Plan.

17.	Governing Law. The validity, interpretation, performance and enforcement of this Contract shall be governed by the laws of the State of Delaware, determined without regard to its conflict of law provisions.

18.	Plan Governs. This Contract has been executed pursuant to the Plan, and each and every provision of this Contract shall be subject to the provisions of such Plan and, except as otherwise provided herein, the terms therein shall govern this Contract. In the event of any conflict between the terms of this Contract and any other documents or materials provided to the Participant, the terms of this Contract will control.